                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-

                            The Dexter Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

(DEXTER CORP. LOGO)                                       THE DEXTER CORPORATION

        ONE ELM STREET - WINDSOR LOCKS, CONNECTICUT 06096 - 860/292-7675

                            NOTICE OF ANNUAL MEETING

                                                                  March 11, 1997

     The annual meeting of the shareholders of The Dexter Corporation (the "Company") will be held at The Hartford Club, 46 Prospect Street, Hartford, Connecticut, on Thursday, April 24, 1997 at 10:00 A.M., local time, for the following purposes:

     (1) To elect directors;

     (2) To ratify the selection by the Company's Board of Directors of the firm of Coopers & Lybrand, L.L.P. as auditor of the Company for the year 1997; and

     (3) To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on February 28, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                          By order of the Board of Directors,

                                          BRUCE H. BEATT,
                                          Secretary

     You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please indicate your votes on the enclosed proxy and date, sign and return it in the addressed envelope which requires no postage. If you wish, you may withdraw your proxy at any time prior to the voting.

(DEXTER CORP. LOGO)                                       THE DEXTER CORPORATION

        ONE ELM STREET - WINDSOR LOCKS, CONNECTICUT 06096 - 860/292-7675

                                                                  March 11, 1997
                                PROXY STATEMENT

     This proxy statement is furnished to the shareholders of The Dexter Corporation (the "Company") in connection with the solicitation of proxies to be used in voting at the annual meeting of the shareholders of the Company to be held on Thursday, April 24, 1997. The accompanying proxy is solicited on behalf of the Board of Directors of the Company. This proxy statement and the accompanying proxy were first mailed to shareholders on March 11, 1997.

     A person giving the accompanying proxy has the power to revoke it at any time before the voting.

     The Company will bear the costs of the solicitation of proxies, which may include the reasonable expenses of brokerage firms and others for forwarding proxies and proxy materials to the beneficial owners of the Common Stock of the Company. In addition, the Company has retained Morrow & Co., Inc., 909 Third Avenue, 20th Floor, New York, NY 10022, to assist in soliciting proxies, for which services the Company will pay a fee of $5,000, plus handling, postage and out-of-pocket expenses. In addition to the use of the mails, proxies may be solicited by employees of the Company personally or by telephone or telegram. An additional fee will be paid to Morrow & Co., Inc. if it is engaged to solicit proxies by telephone.

                               VOTING SECURITIES

     The only outstanding voting securities of the Company are the shares of its Common Stock, $1 par value, 23,391,400 of which were outstanding as of February 28, 1997, and only shareholders of record at the close of business on that date will be entitled to vote at the meeting. Each share is entitled to one vote.

                                SHARE OWNERSHIP

     The following table sets forth information, as of December 31, 1996, with respect to the beneficial ownership of shares of the Common Stock of the Company by (1) certain major shareholders of the Company, (2) each director and nominee for director of the Company, (3) each of the executive officers named in the Summary Compensation Table set forth below, and (4) all directors, nominees and executive officers of the Company as a group. Such beneficial ownership is reported in accordance with the rules of the Securities and Exchange Commission, under which a person may be deemed to be the beneficial owner of shares of such Common Stock if such person has or shares the power to vote or dispose of such shares or has the right to acquire beneficial ownership of such shares within 60 days (for example, through the exercise of an option). Accordingly, the shares shown in the table as beneficially owned by certain individuals may include shares owned by certain members of their respective families. Because of such rules, more than one person may be deemed to be the beneficial owner of the same shares. The inclusion of the shares shown in the table is not necessarily an admission of beneficial ownership of those shares by the person indicated.

                                                                   SHARES OF
                                                                  COMMON STOCK      PERCENTAGE OF
                                                                  BENEFICIALLY      COMMON STOCK
                         SHAREHOLDERS                               OWNED(1)       OUTSTANDING(1)
--------------------------------------------------------------    ------------     ---------------
FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109
  (Fidelity Managed Funds)....................................      2,009,400            8.49%(2)
State Farm Mutual Automobile Insurance Company and related
  entities, One State Farm Plaza, Bloomington, Illinois
  61701.......................................................      1,276,873            5.39%(2)
BK Capital Partners IV, L.P., Stinson Capital Partners, L.P.,
  Insurance Company Supported Organizations Pension Plan, The
  Carpenters Pension Trust for Southern California, Richard C.
  Blum & Associates, L.P., Richard C. Blum & Associates, Inc.,
  and Richard C. Blum, c/o Richard C. Blum, 909 Montgomery
  Street, Suite 400, San Francisco, California 94133..........      1,240,800            5.24%(3)

                                                                   SHARES OF
                                                                  COMMON STOCK      PERCENTAGE OF
                                                                  BENEFICIALLY      COMMON STOCK
                         SHAREHOLDERS                               OWNED(1)       OUTSTANDING(1)
--------------------------------------------------------------    ------------     ---------------
Directors, Nominees and Executive Officers:
K. Grahame Walker.............................................        196,025            *
Kathleen Burdett..............................................         36,502            *
R. Barry Gettins..............................................         48,358            *
John D. Thompson..............................................         19,602            *
David G. Gordon...............................................         12,290            *
Charles H. Curl...............................................          1,481            *
Henrietta Holsman Fore........................................          2,150            *
Bernard M. Fox................................................          2,379            *
Robert M. Furek...............................................          1,953            *
Martha Clark Goss.............................................          2,144            *
Edgar G. Hotard...............................................            654            *
Peter G. Kelly................................................          4,216            *
Jean-Francois Saglio..........................................          1,215            *
Glen L. Urban.................................................          1,105            *
George M. Whitesides..........................................          2,617            *
All Directors, Nominees and Executive Officers as a Group (20
  persons)....................................................        454,041            1.92%(4)

---------------
(1) The shares reported above as beneficially owned by the following persons include shares which may be purchased within 60 days following December 31, 1996 by the exercise of stock options granted under the Company's stock option plans: K. Grahame Walker -- 113,167; Kathleen Burdett -- 17,334; R. Barry Gettins -- 30,000; John D. Thompson -- 9,000; David G.
    Gordon -- 9,250; and "All Directors, Nominees and Executive Officers as a Group" -- 250,784. The shares reported above also include shares issued to the following persons pursuant to the 1994 Long Term Incentive Plan as more fully described on page 9 of this proxy statement: K. Grahame
    Walker -- 37,800; Kathleen Burdett -- 14,950 ; R. Barry Gettins -- 13,000; John D. Thompson -- 10,050; David G. Gordon -- 3,000; and "All Directors, Nominees and Executive Officers as a Group" -- 120,100. Shares issued pursuant to the 1994 Long Term Incentive Plan are subject to forfeiture, but may be voted by the holders thereof unless and until forfeited. Percentages of Common Stock of less than 1% are indicated by an asterisk.

(2) Share holdings as of December 31, 1996, as reported on the Schedule 13G most recently filed by such shareholder.

(3) The shares shown in the table as beneficially owned by this group were determined based upon information set forth in a Schedule 13D statement, dated June 21, 1996.

(4) As of December 31, 1996, "All Directors, Nominees and Executive Officers as a Group" beneficially owned 69,241 shares of the common stock of Life Technologies, Inc., an affiliate of the Company ("LTI").

                           (1) ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation and Bylaws provide for three classes of directorships, with the term of one class expiring at each annual meeting of the shareholders. Pursuant to the Bylaws, the Board of Directors has determined that effective on the date of the 1997 annual meeting, the Company shall have eleven directorships, three in the class whose term will expire in 2000, four in the class whose term will expire in 1999, and four in the class whose term will expire in 1998. At the 1997 annual meeting, three directors are to be elected, all of whom shall constitute the class whose term will expire in 2000. It is intended that the shares represented by the accompanying proxy will be voted for the election of Charles H. Curl, Peter G. Kelly and Jean-Francois Saglio, whose terms will expire in 2000, unless the proxy specifies otherwise.

     If for any reason any nominee should be unavailable to serve as a director at the time of the meeting, a contingency which the Board of Directors does not expect, the shares represented by the accompanying proxy may be voted for the election in his stead of such person as may be determined by the holders of the proxy, unless the proxy withholds authority to vote for all such nominees. Nominees shall be elected by a majority of the shares represented in person or by proxy at the meeting. An abstention shall be included in the determination of the number of shares present and voting, but shall not be counted as a vote in favor of the election of a nominee. Broker non-votes shall not be counted for any purpose. The following information relates to the nominees listed above and to the other directors of the Company.

                                    NOMINEES

  -------------------   CHARLES H. CURL                                              Director
  -------------------   since 1992
                        Mr. Curl, age 48, has been president of Curl & Associates
                        (independent management consulting firm) since prior to 1992.
                        Mr. Curl is on the Environmental & Safety Committee.

  -------------------   PETER G. KELLY                                               Director
  -------------------   since 1994
                        Mr. Kelly, age 59, has been chairman of Updike, Kelly & Spellacy,
                        P.C., a Hartford, Connecticut based law firm, since prior to 1992. He also has been chairman of Black, Manafort, Stone & Kelly (Alexandria,
                        Virginia), which is a subsidiary of Burson-Marsteller, a worldwide public relations firm, since prior to 1992. Mr. Kelly became the managing director of Black, Kelly, Scruggs & Healy (Washington,
                        D.C.), a public relations firm, in 1996. Mr. Kelly is a director of
                        Phillips Screw Corp. (manufacturer and licensor).
                        Mr. Kelly is on the Audit Committee and the Environmental & Safety
                        Committee.

  -------------------   JEAN-FRANCOIS SAGLIO                                         Director
  -------------------   since 1991
                        Mr. Saglio, age 60, has been president of the French National
                        Institute for the Environment since 1995 and president of ERSO (a consulting company in France) since 1994. From 1992 to 1995, he was senior vice president of CEA Industrie (industrial and financial holding company of the French Atomic Energy Commission). Mr. Saglio was a member of the cabinet of M. Pompidou, President of France, and also was director of the French Administration of Environment
                        Protection. Mr. Saglio is a director of EEM (a French investment fund) and IMI (a French industrial holding company).
                        Mr. Saglio is on the Environmental & Safety Committee.

                                       OTHER DIRECTORS

 Term Expiring in 1999:

  -------------------   HENRIETTA HOLSMAN FORE                                      Director
  -------------------   since 1996
                        Ms. Holsman Fore, age 48, has been chairman and chief executive officer of Holsman International (investment and management company)
                        and chairman and president of Stockton Products, formerly Stockton
                        Wire Products (manufacturer of steel structural products, cement additives and wire building materials), since 1993. From prior to
                        1992 to 1993, Ms. Fore served as an Assistant Administrator of the
                        U.S. Agency for International Development.
                        Ms. Fore is on the Compensation & Organization Committee.

  -------------------   BERNARD M. FOX                                               Director
  -------------------   since 1990
                        Mr. Fox, age 54, has been chairman of Northeast Utilities (public utility holding company) since August 1995, and has been president and chief executive officer of Northeast Utilities since 1993. From prior to 1992 to 1993, he was president and chief operating officer of Northeast Utilities. Mr. Fox is a director of the Fleet Financial
                        Group, Inc. (financial services) and of CIGNA Corporation (insur-
                        ance) and is a trustee of Northeast Utilities.
                        Mr. Fox is Chairman of the Audit Committee and is on the Compensation
                        & Organization Committee.

  -------------------   K. GRAHAME WALKER                                           Director
  -------------------   since 1989
                        Mr. Walker, age 59, has been chairman, president and chief executive officer of the Company since April 1993. From prior to 1992 to April
                        1993, he was president and chief executive officer of the Company. He is a director of Barnes Group Inc. (manufacturer and distributor of industrial parts and supplies) and Life Technologies, Inc. (life science/biotechnology products), an affiliate of the Company.

  -------------------   GEORGE M. WHITESIDES                                        Director
  -------------------   since 1985
                        Dr. Whitesides, age 57, has been a professor of chemistry at Harvard
                        University since prior to 1992. Dr. Whitesides is a director of
                        Advanced Magnetics, Inc. (medical diagnostic products), Hyperion
                        Catalysis, Inc. (medical products) and Geltex, Inc. (physical research).
                        Dr. Whitesides is Chairman of the Environmental & Safety Committee
                        and is on the Audit Committee.


 Term Expiring in 1998:

  -------------------   ROBERT M. FUREK                                              Director
  -------------------   since 1990
                        Mr. Furek, age 54, retired as president and chief executive officer of Heublein Inc. (wine and spirits producer) in 1996. Mr. Furek is a director of Massachusetts Mutual Life Insurance Company.
                        Mr. Furek is Chairman of the Compensation & Organization Committee
                        and is on the Audit Committee.

  -------------------   MARTHA CLARK GOSS                                           Director
  -------------------   since 1992
                        Mrs. Goss, age 47, has been vice president and chief financial officer of Booz, Allen & Hamilton Inc. since July 1995. From
                        September 1993 to July 1995, Mrs. Goss was a senior vice president of
                        The Prudential Insurance Company of America. From August 1994 to July
                        1995, Mrs. Goss was the enterprise control officer of The Prudential
                        Insurance Company of America; from March 1992 to August 1994, she was the president of Prudential Asset Management Company, a subsidiary of
                        The Prudential Insurance Company of America; and from prior to 1992 to March 1992, she was president and chief executive officer of
                        Prudential Power Funding Associates. Mrs. Goss is a director of
                        Foster Wheeler Corporation (engineering, construction and
                        manufacturing).
                        Mrs. Goss is on the Compensation & Organization Committee and the
                        Audit Committee.

  -------------------   EDGAR G. HOTARD                                              Director
  -------------------   since 1996
                        Mr. Hotard, age 53, has been president of Praxair, Inc. (industrial gases supplier) since June 1992. From prior to 1992 to June 1992, Mr.
                        Hotard was president of Union Carbide Industrial Gases and vice president of Union Carbide Corporation. Mr. Hotard is a director of
                        Praxair, Inc., Aquarion Company (holding company for regulated utility and non-utility businesses) and Iwatani Industrial Gases
                        Corp. (industrial gases supplier in Japan).
                        Mr. Hotard is on the Compensation & Organization Committee and the
                        Environmental & Safety Committee.

  -------------------   GLEN L. URBAN                                                Director
  -------------------   since 1989
                        Dr. Urban, age 56, has been dean of the Alfred P. Sloan School of
                        Management at the Massachusetts Institute of Technology since 1993, and a professor of marketing and management sciences at the Alfred P.
                        Sloan School of Management since prior to 1992. Dr. Urban is a director of Information Resources Inc. (develops and maintains computerized data bases and software).
                        Dr. Urban is on the Audit Committee and the Environmental & Safety
                        Committee.

     The Board of Directors currently has eleven members, one of whom is an officer of the Company.

     The Board of Directors had six meetings in 1996, and six meetings have been scheduled for 1997. The Board of Directors has appointed a Compensation & Organization Committee, an Audit Committee and an Environmental & Safety Committee, but has not appointed a nominating committee.

     The Compensation & Organization Committee is composed of the following five members, none of whom is an officer or employee of the Company or its subsidiaries: Robert M. Furek, Chairman, Bernard M. Fox,

Henrietta Holsman Fore, Martha Clark Goss and Edgar G. Hotard. This Committee monitors the Company's compensation policy, with particular emphasis on officer remuneration matters. It also serves as a nominating committee for the Board of Directors, oversees organizational matters for the Company and the Board of Directors, and administers the granting of restricted stock under the Company's 1994 Long Term Incentive Plan and the granting of stock options under the Company's stock option plans. Five meetings of the Compensation & Organization Committee were held in 1996, and five meetings have been scheduled for 1997.

     The Audit Committee is composed of the following six members, none of whom is an officer or employee of the Company or its subsidiaries: Bernard M. Fox, Chairman, Robert M. Furek, Martha Clark Goss, Peter G. Kelly, Glen L. Urban and George M. Whitesides. Its meetings include, as a matter of course, private sessions with the Company's independent certified public accountants and internal auditors. The Audit Committee recommends the selection of independent accountants to the Board of Directors and is concerned with the scope and quality of audit and quarterly reviews performed by the independent accountants as well as other services provided by them to the Company. The Audit Committee monitors the Company's policy on ethics and business conduct, the integrity of officers, accounting policies, internal controls and the quality of accounting and published financial statements. Three meetings of the Audit Committee were held in 1996, and three meetings have been scheduled for 1997.

     The Environmental & Safety Committee is composed of the following six members: George M. Whitesides, Chairman, Charles H. Curl, Edgar G. Hotard, Peter
G. Kelly, Jean-Francois Saglio and Glen L. Urban. The Committee monitors and evaluates the Company's environmental and safety policies and practices and makes recommendations in respect thereof to the Board of Directors. Three meetings of the Environmental & Safety Committee were held in 1996, and three meetings have been scheduled for 1997.

     During 1996, each of the directors attended at least 75% of the total number of the meetings of the Board of Directors and of the committees on which he or she served, except Mrs. Goss who attended 64% of those meetings.

COMPENSATION OF DIRECTORS

     In 1996, each director of the Company who was not an officer of the Company or a subsidiary received (a) a fee of $1,000 for each meeting of the Board (with the exception of meetings not held at the Company's headquarters, for which a fee of $2,000 was paid), and (b) a fee of $1,000 for each meeting of a permanent committee of the Board. For 1996, the annual retainers for serving on the Board of Directors of the Company and for serving as Chairman of a permanent committee were $10,000 and $2,000, respectively. Under the 1996 Non-Employee Directors' Stock Plan, a director may elect to receive all or a portion of his or her annual cash retainer in the form of Common Stock. During 1996, five directors elected to receive shares of the Company's Common Stock in lieu of all or a portion of his or her cash retainer pursuant to the terms of that plan.

     Pursuant to the 1994 Stock Plan for Outside Directors, on December 31, 1996, each outside director, with the exception of Ms. Holsman Fore and Mr. Hotard, was granted 200 shares of the Company's Common Stock. Ms. Holsman Fore and Mr. Hotard were each granted 150 shares of the Company's Common Stock under the 1994 Stock Plan for Outside Directors, which represents 200 shares prorated for the period of time such individuals served as Outside Directors of the Company. As of December 31, 1996, the value of 150 and 200 shares of the Company's Common Stock was $4,796 and $6,395, respectively.

     In 1996, Mr. Curl performed certain consulting services on behalf of the Company for which the Company paid Mr. Curl $11,250 in addition to reimbursement of expenses in the amount of $411.

CERTAIN TRANSACTIONS AND LEGAL MATTERS

     Updike, Kelly & Spellacy, P.C., a law firm of which Mr. Kelly is chairman, rendered legal services to the Company during 1996. The fees paid by the Company to Updike, Kelly & Spellacy, P.C. for services rendered in 1996 totaled approximately $4,600.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table contains information concerning compensation paid or to be paid to the chief executive officer ("CEO") and the other four most highly compensated executive officers of the Company for services rendered to the Company and its subsidiaries during the past three completed fiscal years.

                                                                                        LONG TERM
                                                                                      COMPENSATION
                                                                             -------------------------------
                                        ANNUAL COMPENSATION                              AWARDS
                          ------------------------------------------------   -------------------------------
        NAME AND                                           OTHER ANNUAL(2)   RESTRICTED STOCK     OPTIONS          ALL OTHER
   PRINCIPAL POSITION     YEAR   SALARY($)(1)   BONUS($)   COMPENSATION($)     AWARDS($)(3)         (#)        COMPENSATION($)(4)
------------------------  ----   ------------   --------   ---------------   ----------------   ------------   ------------------
K. Grahame Walker,        1996      576,250     429,190          8,398            340,625               0             92,086
  Chairman, President
    and                   1995      581,438     280,320          8,295            296,000               0            133,401
  Chief Executive
    Officer               1994      547,500     400,780          7,805            295,312          18,500            141,250
Kathleen Burdett,         1996      237,000     146,260            742            136,250               0             46,179
  Vice President and      1995      237,750      93,910            431            175,750               0             42,894
  Chief Financial
    Officer               1994      166,250      91,870            275             55,519           3,000             30,778
R. Barry Gettins,         1996      217,250     109,418          2,006            122,625               0             41,799
  Senior Vice President,  1995      210,750      59,941          1,939            104,062               0             40,317
  Operations Development  1994      199,750      57,486          1,570             94,500           9,000             37,823
John D. Thompson,         1996      193,750     120,400            974            114,450               0             38,410
  Senior Vice President,  1995      189,000      71,340            949             80,938               0             35,912
  Strategic and Business  1994      156,250      90,650            406             55,959           3,000             30,349
  Development
David G. Gordon,          1996      208,903     100,177        105,574             81,750          18,000             21,493
  Senior Division
    President,
  Dexter Nonwovens
  Division(5)

---------------
(1) The salaries reported above for Mr. Walker and Ms. Burdett include payments received by them from Life Technologies, Inc. as directors fees. The amount of these payments to Mr. Walker were as follows: $4,000 in 1996, $16,000 in 1995, and $15,000 in 1994. Ms. Burdett, who became a director of LTI in 1995, was paid $4,500 in 1996 and $12,500 in 1995. In April, 1996, at their request, Mr. Walker and Ms. Burdett discontinued receiving directors' fees from LTI.

(2) The other annual compensation reported above includes the amounts paid by the Company to the executive officers for reimbursement of income taxes incurred by the executive officers in connection with the term life insurance premiums paid by the Company on the executive officer's behalf. For David G. Gordon, the other annual compensation reported above also includes $105,224 for relocation expenses.

(3) The restricted stock awards reported above, which were made pursuant to the 1994 Long Term Incentive Plan in 1996, show the dollar value of such awards on the date of grant. As of December 31, 1996, the aggregate number and value of restricted shares held by the named executive officers are as follows: K. Grahame Walker -- 37,800 shares, $1,204,875; Kathleen
    Burdett -- 14,950 shares, $476,531; R. Barry Gettins -- 13,000 shares, $414,375; John D. Thompson -- 10,050 shares, $320,344; and David G.
    Gordon -- 3,000 shares, $95,625. Unless and until the restricted shares are forfeited, dividends will be paid on such shares. Additional information regarding the restricted shares issued to the named executive officers is set forth on page 9 of this proxy statement.

(4) The other compensation reported above is composed of three principal components: (a) the contribution payable to the Employees' Savings and Profit Sharing Retirement Income Trust, (b) the benefit payable under the Amended and Restated Retirement Equalization Plan, and (c) term life insurance premiums. The respective amounts for each of the named executive officers are as follows: K. Grahame Walker -- $18,709, $63,338 and $10,039; Kathleen Burdett -- $18,574, $26,768 and $837; R. Barry Gettins -- $18,646,
    $20,755 and $2,398; John D. Thompson -- $18,601, $18,645 and $1,164; and
    David G. Gordon -- $18,628, $2,380, and $485.

(5) David G. Gordon became an executive officer of the Company in April, 1996. Prior to that time, he served as President of D&S Plastics International, an affiliate of the Company. The annual compensation reported above includes amounts paid to Mr. Gordon for services rendered by him to D&S Plastics International in 1996.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table discloses information concerning individual grants of stock options made during the last completed fiscal year to the executive officers named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                                                        POTENTIAL REALIZABLE
                                                                                              VALUE AT
                                                                                        ASSUMED ANNUAL RATES
                                                                                                 OF
                                                                                            STOCK PRICE
                            NUMBER OF                                                       APPRECIATION
                            SECURITIES  % OF TOTAL OPTIONS                                FOR OPTION TERM
                            UNDERLYING      GRANTED TO      EXERCISE                   ----------------------
                             OPTIONS        EMPLOYEES         PRICE      EXPIRATION      5%            10%
           NAME             GRANTED(#)    IN FISCAL YEAR    ($/SHARE)       DATE       ($)(a)         ($)(a)
--------------------------- ----------  ------------------  ---------  --------------- -------       --------
K. Grahame Walker..........       --             --               --                --      --             --
Kathleen Burdett...........       --             --               --                --      --             --
R. Barry Gettins...........       --             --               --                --      --             --
John D. Thompson...........       --             --               --                --      --             --
David G. Gordon............    6,000           12.2%         $26.625    April 25, 2002 $54,330       $123,257
                               6,000           12.2%         $26.625    April 25, 2003 $65,034       $151,558
                               6,000           12.2%         $26.625    April 25, 2004 $76,274       $182,688

---------------
(a) The five percent and ten percent rates of appreciation were set by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's Common Stock.

     The option grants described in the foregoing table were made pursuant to The Dexter Corporation 1988 Stock Option Plan (the "Option Plan"). On April 25, 1996, three grants of stock options were made to David G. Gordon. The first grant will vest on April 25, 1997, the second grant will vest on April 25, 1998, and the third grant will vest on April 25, 1999. All grants become exercisable without regard to any performance-based conditions upon vesting. All options expire five years after vesting. The exercise price for all options granted in 1996 under the Option Plan is the fair market value per share of the Company's Common Stock on the date of grant and is not subject to change. The Option Plan does not permit the grant of stock appreciation rights, or other instruments, in tandem with options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The table set forth below discloses certain information concerning the exercise of stock options during the last completed fiscal year by the executive officers named in the Summary Compensation Table as well as certain information concerning the number and value of unexercised options.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                      NUMBER OF               VALUE OF
                                                                SECURITIES UNDERLYING       UNEXERCISED
                                                                     UNEXERCISED            IN-THE-MONEY
                                                                  OPTIONS AND SARS        OPTIONS AND SARS
                                                                    AT FY-END(#)          AT FY-END($)(a)
                                    SHARES                      ---------------------     ----------------
                                 ACQUIRED ON        VALUE           EXERCISABLE/            EXERCISABLE/
             NAME                EXERCISE(#)       REALIZED         UNEXERCISABLE          UNEXERCISABLE
------------------------------  --------------     --------     ---------------------     ----------------
K. Grahame Walker.............      23,583         $ 81,604         107,000/6,167         $866,660/$39,315
Kathleen Burdett..............       3,783         $ 18,042          16,334/1,000         $131,715/$ 6,375
R. Barry Gettins(b)...........       7,563         $ 81,535          27,000/3,000         $204,190/$19,125
John D. Thompson..............          --               --           8,000/1,000         $ 56,750/$ 6,375
David G. Gordon...............          --               --          3,250/18,000         $ 30,079/$94,500

---------------
(a) The value of unexercised options was determined using the closing price of the Company's common stock as of December 31, 1996.

(b) In tandem with the exercise of stock options for 1,563 shares, Mr. Gettins exercised 1,562 stock appreciation rights. Value realized represents value realized on options and stock appreciation rights.

LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     The table set forth below discloses certain information concerning the grant of restricted shares of the Company's Common Stock during the last completed fiscal year to the executive officers named in the Summary Compensation Table. The grants were made pursuant to the Company's 1994 Long Term Incentive Plan.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                              PERFORMANCE          ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                             NUMBER OF         OR OTHER                        PRICE-BASED PLANS
                           SHARES, UNITS     PERIOD UNTIL      -------------------------------------------------
                             OR OTHER        MATURATION OR     THRESHOLD(b)        TARGET(c)        MAXIMUM(c)
          NAME                RIGHTS           PAYOUT(a)       (# OF SHARES)     (# OF SHARES)     (# OF SHARES)
-------------------------  -------------     -------------     -------------     -------------     -------------
K. Grahame Walker........      6,250           May 1, 1999         1,562             6,250             6,250
                               6,250           May 1, 2002         1,562             6,250             6,250
Kathleen Burdett.........      2,500           May 1, 1999           625             2,500             2,500
                               2,500           May 1, 2002           625             2,500             2,500
R. Barry Gettins.........      2,250           May 1, 1999           562             2,250             2,250
                               2,250           May 1, 2002           562             2,250             2,250
John D. Thompson.........      2,100           May 1, 1999           525             2,100             2,100
                               2,100           May 1, 2002           525             2,100             2,100
David G. Gordon..........      1,500           May 1, 1999           375             1,500             1,500
                               1,500           May 1, 2002           375             1,500             1,500

---------------
(a) The restricted shares reported in this table were granted to the named executive officers on May 1, 1996, and are subject to two types of restrictions: (a) restrictions based on the achievement by the Company of certain financial targets during the three year period commencing on January 1, 1996 and ending on December 31, 1998 ("performance target restrictions"), and (b) restrictions based on continuous employment by the Company over specified periods of time ("time-lapse restrictions"). Seventy-five percent of the restricted shares granted to each executive officer are subject to both performance target restrictions and time-lapse restrictions. The remaining twenty-five percent are subject solely to time-lapse restrictions, which will lapse if the executive officer remains in the Company's employment through the date set forth in this column.

(b) If the Company fails to achieve at least 85% of the financial targets established for the performance target restrictions, then all the shares subject to performance target restrictions will be forfeited. Thus, the "Threshold" amount shown in this column is the number of restricted shares which are subject solely to time-lapse restrictions.

(c) The "Target" amount reflects the number of shares for which the performance restrictions will lapse if the Company achieves 100% of the financial targets. No additional shares will be awarded if the Company achieves more than 100% of the financial targets. Accordingly, the "Maximum" amount is the same as the "Target" amount.

PENSION PLANS

     The Company maintains The Dexter Pension Plan for the employees of certain divisions. Employees are eligible to participate in the pension plan after one year of service and after attaining age 21 and become fully vested after five years of service. The annual benefit payable upon normal retirement is equal to the sum of: (i) 1.5% of a participant's average compensation times the participant's years of service prior to January 1, 1976; (ii) 1% of the participant's average annual compensation times the participant's years of service after December 31, 1975; and (iii) .5% of the participant's average annual compensation in excess of Social Security covered compensation times the participant's years of service after December 31, 1975. For purposes of calculating the annual benefit, a participant shall be credited with no more than 35 years of service. The annual benefit payable upon normal retirement (age
65) is reduced or increased, respectively, if the participant elects an early or postponed retirement. Mr. Walker, while employed by a division of the Company, participated in the pension plan. The estimated annual benefits payable under the pension plan to Mr. Walker upon normal retirement are $47,018. Ms. Burdett, Mr. Gettins, Mr. Thompson and Mr. Gordon are not participants in the Company's pension plan.

     Mr. Thompson, while an employee of LTI, participated in the LTI Pension Plan. Mr.Thompson is fully vested in the LTI Pension Plan. Under the LTI Pension Plan, normal retirement age is 65, and actuarially reduced benefits are available to participants who are age 55 and have ten years of service. In general, under the LTI Pension Plan the participant accrues an annual retirement benefit equal to 1% of the participant's final five-year average LTI compensation times the number of years of service credited after October 31, 1975. Eligible compensation is defined as salary, hourly wages, bonus and commissions. The estimated annual benefits payable to Mr. Thompson under the LTI Pension Plan upon normal retirement are $23,201.

     The Company has a supplemental retirement plan intended to provide retirement benefits, supplementing those provided under other plans, to certain executive officers and key employees. The executive officers named in the Summary Compensation Table are participants in the supplemental retirement plan. Upon retirement, participants are entitled to receive an annual benefit equal to 55% of their average final compensation (the annual average of (a) salaries, and (b) cash incentive payments, during the highest 60 consecutive calendar months of a participant's last ten years as a participant in the plan) less all other retirement benefits received (including the full primary Social Security benefit and all retirement benefits from other Company-related plans and plans of other employers). Unless otherwise stipulated by the Board of Directors, such annual benefit will be reduced ratably for employment of less than, and will not be increased for employment of more than, 20 years of service with the Company.

     The following table shows the estimated annual benefit (prior to an offset for other retirement benefits received) which participants are entitled to receive under the supplemental retirement plan, on a straight life annuity basis assuming retirement at age 65 in the indicated compensation classification with certain years of service. If the annual retirement benefits payable to a participant under other Company-related plans and plans of other employers (plus his or her primary Social Security benefit) exceed the annual retirement benefit shown in the table, the participant will instead receive the benefits payable under those other plans.

  AVERAGE                              YEARS OF SERVICE
   FINAL         ------------------------------------------------------------
COMPENSATION        15           20           25           30           35
------------     --------     --------     --------     --------     --------
   125,000       $ 51,563     $ 68,750     $ 68,750     $ 68,750     $ 68,750
   150,000         61,875       82,500       82,500       82,500       82,500
   175,000         72,188       96,250       96,250       96,250       96,250
   200,000         82,500      110,000      110,000      110,000      110,000
   225,000         92,813      123,750      123,750      123,750      123,750
   250,000        103,125      137,500      137,500      137,500      137,500
   300,000        123,750      165,000      165,000      165,000      165,000
   350,000        144,375      192,500      192,500      192,500      192,500
   400,000        165,000      220,000      220,000      220,000      220,000
   450,000        185,625      247,500      247,500      247,500      247,500
   500,000        206,250      275,000      275,000      275,000      275,000

     The number of credited years of service as of December 31, 1996 is 31 for
K. Grahame Walker, 15 for Kathleen Burdett, 23 for R. Barry Gettins, 18 for John
D. Thompson and 21 for David G. Gordon.

SEVERANCE AGREEMENTS

     The Company has entered into agreements with the executive officers named in the Summary Compensation Table and with certain other executive officers and key employees of the Company which, in the event of a change of control, provide for certain benefits in the following circumstances: (i) involuntary termination of the individual's employment within 395 days of the change in control for reasons other than death, permanent disability, attainment of age 65 or cause;
(ii) resignation within 395 days of the change of control for good reason; and (iii) resignation for any reason during the thirty-day period immediately preceding the expiration of the severance period. In such circumstances, the employee shall be entitled to a severance payment equal to a certain percentage (100% in the case of David G. Gordon and 200% in the case of the other executive officers named in the Summary Compensation Table) of (i) the employee's base salary at the time of termination or resignation, and (ii) the highest annual incentive compensation paid in any of the three full years immediately prior to the change of control. In addition, the employee will be entitled to a continuation of certain employee welfare benefits for a certain period (one year in the case of David G. Gordon and two years in the case of the other executive officers named in the Summary Compensation Table) provided by the Company on the date of the change in control, and the employee will be credited with a certain number of additional years of service (one in the case of David G. Gordon and two in the case of the other executive officers named in the Summary Compensation Table) for retirement income plan purposes. The employees are also entitled to receive additional payments, if necessary, to reimburse the employee for (i) any legal expenses, plus interest thereon, incurred in enforcing or defending a severance agreement, and (ii) any excise tax liability that may be imposed by reason of Section 4999 of the Internal Revenue Code. For purposes of the severance agreements, the term "change of control" means: (i) the Company is merged, consolidated or reorganized, (ii) the Company sells substantially all of its assets, (iii) a person acquires beneficial ownership of 19% or more of the Company's Common Stock, (iv) a contract or transaction is entered into which will result in a change of control within two years, or (v) the Company's Board of Directors changes within a two year period such that the directors at the beginning of such two year period do not constitute a majority of the directors at the end of such two year period.

                REPORT OF COMPENSATION & ORGANIZATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation & Organization Committee ("Compensation Committee") is responsible for, among other things, establishing the compensation policies applicable to executive officers of the Company. The Compensation Committee is composed exclusively of outside directors. There are presently five members:
Robert M. Furek, Chairman, Henrietta Holsman Fore, Bernard M. Fox, Martha Clark Goss and Edgar G. Hotard.

OVERALL POLICY

     The Company's executive compensation program is designed to be linked to corporate performance and returns to shareholders. Of particular importance to the Company is its ability to grow and enhance its competitiveness for the rest of the decade and beyond. Shorter term performance, although scrutinized by the Compensation Committee, stands behind issues of viability and furtherance of strategic goals. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to growth of the Company's stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and shareholder interests through equity-based plans and to provide a compensation package that recognizes individual contributions as well as overall business results.

     Each year the Compensation Committee conducts a full review of the Company's executive compensation program. This review includes a comprehensive evaluation, based on compensation surveys prepared by independent compensation consultants, of the competitiveness of the Company's compensation program and a comparison of the Company's executive compensation to a peer group of public corporations (the "Compensation Peer Group") which, in the view of the Compensation Committee, represent the Company's most direct competitors for executive talent. There are currently 21 companies in the Compensation Peer Group, which is subject to occasional change as the Company or its competitors change their focus, merge or are acquired, or as new competitors emerge. It is the Compensation Committee's policy to target overall compensation for executive officers of the Company at a level which is at the median paid for such positions by the Compensation Peer Group. A variety of other factors, however, including position and time in position, experience, and both Company performance and individual performance, will have an impact on individual compensation amounts.

     The Compensation Committee believes that the Compensation Peer Group represents the group of companies for which remuneration data is available that compete most directly with the Company for executive talent. It should be noted that, while there are overlaps, the Compensation Peer Group is composed of a different group of companies than is contained in either of the indices used in the performance graph contained in this proxy statement.

     The Compensation Committee approves the compensation of the executive officers of the Company, including the individuals whose compensation is detailed in this proxy statement, and reviews the compensation policies and pay practices employed with respect to all the Company's other executive-level employees. This is designed to ensure consistency throughout the executive compensation program.

     The key elements of the Company's executive compensation program in 1996 consisted of base salary, annual incentive compensation and long term incentive compensation in the form of restricted stock awards and stock options. The Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to the CEO, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, supplemental retirement benefits, severance plans, insurance and other benefits, as well as the programs described below.

BASE SALARIES

     Base salaries for executive officers are established by evaluating, on an annual basis, the performance of such individuals (which evaluation involves management's consideration of such factors as responsibilities of the position held, contribution toward achievement of the strategic plan, attainment of specific individual objectives, interpersonal managerial skills and civic involvement), and by reference to the marketplace for executive talent, including a comparison to base salaries for comparable positions at companies within the Compensation Peer Group.

     At the outset of 1996, the CEO recommended to the Compensation Committee that his salary not be increased in 1996. He suggested that any such increase should be deferred until the benefits of the Company's restructuring, which he led over the past several years, and the anticipated improvement in the Company's profitability, resulting from, among other things, a decrease in raw material costs, were more fully reflected in the Company's financial performance. Based on the CEO's recommendation, the Compensation Committee established a base salary of $572,250 for the period commencing April 1, 1996 and ending March 31, 1997, which is the same base salary paid to him during the immediately preceding 12 month period.

ANNUAL INCENTIVE COMPENSATION

     Annual incentive compensation accounts for a significant percentage of each executive officer's compensation. Executive officers of the Company (other than the CEO) participate in the Company's Executive Incentive Compensation Plan, and the CEO participates in the Company's Senior Management Executive Incentive Plan, which was designed to conform with the requirements of Internal Revenue Code Section 162(m) and approved by the Company's shareholders in 1996. (These plans are collectively referred to herein as the "EIC Plans"). The EIC Plans are designed to compensate executives for performance that increases shareholder value over time, and are reviewed annually by the Compensation Committee.

     Each of the EIC Plans has two performance components: (1) corporate and/or division financial performance and (2) the assessment by the Company's management of the executive's individual performance. Each year the Compensation Committee reviews the specific financial measures to be used and approves the target payout amounts for all executive officers of the Company. The target payouts are determined by reference to each executive's job classification as determined pursuant to a Hay point system. The Hay point system evaluates jobs according to the knowledge required to do the job, the intensity of thinking needed to solve the problems commonly faced, and the accountability of the position. In 1996, the sole financial measure for corporate financial performance, which was approved by the Compensation Committee, was earnings per share. The financial measures used in 1996 for individual divisions included a variety of factors such as sales growth, growth in operating earnings, and return on investment. These factors were weighed differently for each division to reflect corporate management's assessment of issues in need of emphasis, all in accordance with the Company's strategic plan.

     The four most highly compensated executive officers other than the CEO were eligible to receive incentive compensation payouts in 1996 of 60% of their base salaries in the event that financial performance targets were fully achieved. Such payouts were subject to further adjustment, up or down, based upon management's assessment of individual performance. In 1996, the Company achieved the financial measures necessary for a full payout. The assessment of management as to the performance of these individuals did not result in a significant (over 10%) reduction or increase in the amount of the payout.

     The CEO was eligible to receive an incentive compensation payout in 1996 equal to 75% of his base salary, which is the same as last year. The amount of such payout may be reduced (but not increased) based upon the Compensation Committee's assessment of the CEO's individual performance. Because earnings per share met the targeted amount established by the Compensation Committee for 1996, and because the Compensation Committee's assessment of the CEO's individual performance did not result in a reduction in such payout, the CEO's actual payout was 75% of his base salary, or $429,190. This represents an increase from the $280,320 of incentive compensation paid to the CEO in 1995.

     Because the purpose of the EIC Plans is to reward performance that increases shareholder value over time, the Compensation Committee requires that the return to shareholders, apart from unusual items, exceeds the cost of capital (10% for 1996) before any executive incentive compensation is paid. There are also minimum thresholds established for payouts to division employees, which thresholds vary from division to division.

RESTRICTED STOCK AWARDS

     The third component of executive compensation is the Company's 1994 Long Term Incentive Plan, pursuant to which, in 1996, the Company granted restricted stock awards to executive officers and other senior management.

     A total of 55,200 shares of restricted stock were granted to executive officers and other senior management in 1996, 12,500 of which were granted to the CEO and 16,700 of which were granted (in the aggregate) to the four other executive officers named in the Summary Compensation Table. The number of restricted stock awards granted in 1996 was based upon the Hay points for each position and management's assessment of individual performance.

     Restricted stock awards are intended to align the interests of executives with those of the shareholders. The shares of restricted stock issued to executive officers and other senior management in 1996 are subject to two types of restrictions: (a) restrictions based on the achievement by the Company of certain financial performance targets during the three year period commencing on January 1, 1996 and ending on December 31, 1998 ("performance target restrictions") and (b) restrictions based on continuous employment of the recipient over a specified period of time ("time-lapse restrictions"). Seventy-five percent of the restricted shares issued in 1996 are subject to both performance target restrictions and time-lapse restrictions. The remaining 25 percent of the restricted shares are subject solely to time-lapse restrictions. This approach is intended to incentivize the creation of shareholder value over the long term.

     In 1995, the Compensation Committee established ownership guidelines of the Company's Common Stock for executive officers. Under these guidelines, by the end of 1998, each executive officer is expected to own Common Stock with a value of between two to four times his or her base salary, depending upon the individual's position with the Company.

STOCK OPTIONS

     The final component of executive compensation is the Company's stock option plan, pursuant to which the Company grants stock options to executive officers and key employees to purchase shares of its Common Stock. Stock options are granted with an exercise price equal to the market price of the Common Stock on the date of grant, vest over three years and expire five years from the date of vesting.

     A total of 18,000 options were granted to David G. Gordon in 1996 at the time he became an executive officer of the Company. None of the other executive officers named in the Summary Compensation Table was granted options in 1996.

DEDUCTIBILITY OF COMPENSATION

     Internal Revenue Code Section 162(m), which was added to the Internal Revenue Code by the Omnibus Budget Reconciliation Act of 1993, limits the amount of compensation a corporation may deduct as a business expense. That limit, which applies to up to five executives individually, is $1 million per individual, per year, subject to certain specified exceptions. All compensation payments in 1996 to the five executive officers named in the Summary Compensation Table will be fully deductible. The Company has procedures in place, including an executive incentive plan which conforms to the requirements of Section 162(m), to assure that compensation paid to executive officers continues to be fully deductible in the future.

CONCLUSION

     Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock price appreciation over the long term. The Compensation Committee intends to continue and strengthen the policy of linking executive compensation to corporate performance and returns to shareholders, recognizing that the fluctuations of the business cycle from time to time may result in an imbalance for a particular period.

                                          Compensation & Organization Committee

                                          Robert M. Furek, Chairman
                                          Henrietta Holsman Fore
                                          Bernard M. Fox
                                          Martha Clark Goss
                                          Edgar G. Hotard

PERFORMANCE GRAPH

     The following graph shows how an initial investment of $100 in the Company's Common Stock would have compared to an equal investment in the S&P 500 Index or in the S&P Specialty Chemicals Index over the five-year period beginning December 31, 1991 and ending December 31, 1996. The graph reflects reinvestment of all dividends.

          NOTE: The total shareholder return shown on the graph below is not necessarily indicative of future returns on the Company's Common Stock.

                            COMPARISON OF FIVE YEAR
                      CUMULATIVE TOTAL SHAREHOLDER RETURN

             (ASSUMING AN INVESTMENT OF $100 ON DECEMBER 31, 1991)

        MEASUREMENT PERIOD           THE DEXTER CORPO-                         S&P SPECIALTY
      (FISCAL YEAR COVERED)               RATION           S&P 500 INDEX      CHEMICALS INDEX
1991                                            100.00              100.00              100.00
1992                                            123.86              107.62              105.94
1993                                            116.84              118.46              120.79
1994                                            112.30              120.03              105.45
1995                                            126.60              165.13              138.60
1996                                            175.98              203.05              142.16

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is composed of five members: Robert M. Furek, Chairman, Henrietta Holsman Fore, Bernard M. Fox, Martha Clark Goss and Edgar G. Hotard. None of the members of the Compensation Committee is an officer, employee or former officer or employee of the Company or its subsidiaries. In 1996, none of the members of the Compensation Committee had any relationship requiring disclosure pursuant to Item 402(j)(3) of Regulation S-K of the Securities and Exchange Commission.

                    (2) RATIFICATION OF SELECTION OF AUDITOR

     The Board of Directors, upon recommendation of its Audit Committee, has selected the firm of Coopers & Lybrand, L.L.P. ("Coopers & Lybrand"), independent certified public accountants, to audit the accounts of the Company for the year 1997, and it is proposed that the selection of such firm be ratified by the shareholders at the meeting.

     Coopers & Lybrand audited the accounts of the Company and certain employee benefit plans for the year 1996. In connection with its audit function, Coopers & Lybrand reviewed the Company's 1996 quarterly and annual reports to its shareholders and certain filings with the Securities and Exchange Commission. In addition, during 1996, Coopers & Lybrand provided other professional services to the Company.

     The Audit Committee approved in advance the nature of the professional services for which the Company retained the firm of Coopers & Lybrand, considering the possible effect of such retention on the independence of such firm, and has determined that the services provided were within the scope of such approval.

     Representatives of Coopers & Lybrand are expected to be present at the meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF COOPERS & LYBRAND AS AUDITOR OF THE ACCOUNTS OF THE COMPANY FOR THE YEAR 1997.

                               (3) OTHER MATTERS

     The Board of Directors does not know of any matters which will be presented for action at the meeting other than those described above and matters incident to the conduct of the meeting. If, however, any other matters should come before the meeting, it is intended that the shares represented by the accompanying proxy will be voted on such matters in accordance with the discretion of the holders of such proxy.

                           PROPOSALS OF SHAREHOLDERS

     In order to be considered for inclusion in the Company's proxy statement and form of proxy relating to next year's annual meeting of shareholders, proposals of shareholders intended to be presented for action at that meeting must be received at the principal executive offices of The Dexter Corporation, One Elm Street, Windsor Locks, Connecticut 06096, marked for the attention of the Secretary, by November 10, 1997.

     Under the Company's Bylaws, notice of any other matter intended to be presented by a shareholder for action at next year's annual meeting must be addressed to the principal executive offices of The Dexter Corporation, One Elm Street, Windsor Locks, Connecticut 06096, marked for the attention of the Secretary, and must contain the information required by the Bylaws. The notice must be received at the principal executive offices during the period from December 22, 1997, through February 6, 1998, unless next year's annual meeting is called for a date prior to February 6, 1998, in which case notice must be received within fifteen days of when notice of the annual meeting is given.

                           ANNUAL REPORT ON FORM 10-K

     The Company's Annual Report on Form 10-K to the Securities and Exchange Commission for 1996 will be sent without charge after March 31, 1997, to any shareholder upon written request directed to:

                                          The Dexter Corporation
                                          Attention: Secretary
                                          One Elm Street
                                          Windsor Locks, CT 06096

                                          By order of the Board of Directors,

                                          BRUCE H. BEATT,
                                          Secretary

PROXY                      THE DEXTER CORPORATION                        PROXY

                       WINDSOR LOCKS, CONNECTICUT, U.S.A.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints K. Grahame Walker, Bernard M. Fox, and George
M. Whitesides, or any one or more of them, with power of substitution, attorneys and proxies to represent the undersigned at the annual meeting of the shareholders of The Dexter Corporation (the "Company") to be held on April 24, 1997, and at any adjournments thereof, with all powers which the undersigned would possess if personally present, and to vote, as and to the extent indicated below all shares of stock which the undersigned may be entitled to vote at said meeting or any adjournments thereof, upon all matters that may properly come before the meeting, including the matters listed on the reverse side of this card which are more fully described in the Notice of Annual Meeting and Proxy Statement relating to said meeting. The shares represented by this proxy will be voted as and to the extent directed on the reverse side hereof. If no directions are given, the proxies will vote (a) FOR the election of all listed director nominees, (b) FOR the ratification of auditors, and (c) at their discretion on any other matter that may properly come before the meeting.

If you do not sign and return a proxy, or attend the meeting, your shares cannot be voted.

                                     (Continued and to be signed on other side)


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
                                                                Please mark
                                                                your votes   /X/
                                                                as in
                                                                this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

ITEM 1. ELECTION OF ALL DIRECTOR NOMINEES: Charles H. Curl, Peter G. Kelly and Jean-Fancois Saglio (Page 3)

FOR all nominees listed         WITHHOLD AUTHORITY
above (accept as                 to vote for all
marked to the contrary.)        nominees listed above.
      /  /                            /  /

EXCEPTIONS
(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

ITEM 2 RATIFICATION OF AUDITORS

   FOR             AGAINST          ABSTAIN
  /  /              /  /             /  /

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOU DO NOT SIGN AND RETURN A PROXY, OR ATTEND
THE MEETING, YOUR SHARES CANNOT BE VOTED.

Signature____________________Signature________________________Date______________
Please sign this proxy and return it promptly whether or not you plan to attend this meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.
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